                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT ("Agreement") is entered into effective as of the 5th day of January, 2000 (the "Effective Date"), between HCC INSURANCE HOLDINGS, INC. ("HCC" or "Company"), and EDWARD H. ELLIS, JR. ("Executive"), sometimes collectively referred to herein as the "Parties."

                                R E C I T A L S:

      WHEREAS, Executive is to be employed as Senior Vice President and Chief Financial Officer ("CFO") and, as an integral part of its management who participates in the decision-making process relative to short and long-term planning and policy for the Company, will serve on the Company's Executive Management Committee;

      WHEREAS, it is the desire of the Board of Directors of HCC (the "Board") to (i) directly engage Executive as an officer of HCC and its subsidiaries;

      WHEREAS, Executive is desirous of committing himself to serve HCC on the terms herein provided; and

      WHEREAS, Executive and HCC have previously entered into an Employment Agreement effective as of January 1, 1998 (the "1998 Contract") which is to be cancelled and of no further force and effect.

      NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties agree as follows:

      1. Termination of 1998 Contract and Term. Effective as of the Effective Date, the 1998 Contract shall be cancelled, terminated and of no further force or effect. The Company hereby agrees to employ Executive as a Senior Vice President and CFO, and Executive hereby agrees to accept such employment, on the terms and conditions set forth herein, for the period commencing on the Effective Date and expiring as of 11:59 p.m. on December 31, 2002 (the "Basic Term") (unless sooner terminated as hereinafter set forth).

      At Executive's option, Executive shall have the right to retire on or after December 31, 2001. In such event, Executive shall be retained as a consultant to the Company for the period beginning on the date of such retirement and ending one year thereafter (the "Consulting Period"). Executive shall receive a fee during such Consulting Period of $100,000 (the "Consulting Fee"). During the Consulting Period, any options or grants pursuant to this Agreement shall continue to vest and be exercisable. In addition to the Consulting Fee, the Company shall on behalf of the Executive provide for medical insurance in accordance with the Company's policy and COBRA and, subject to the terms of any plan, all other benefits Executive would have received if he were an employee.

      2. Duties.

            (a) Duties as Employee of the Company. Executive shall, subject to the supervision of the Board of Directors, act as Chief Financial Officer of HCC in the ordinary course of its business with all such powers with respect to such management and control as may be reasonably incident to such responsibilities. During normal business hours, Executive shall devote his full time and attention to diligently attending to the business of the Company during the Basic Term. During the Basic Term, Executive shall not directly or indirectly render any services of a business, commercial, or professional nature to any other person, firm, corporation, or organization, whether for compensation or otherwise, without the prior written consent of the Board of Directors of HCC. However, Executive shall have the right to engage in such activities as may be appropriate in order to manage his personal investments so long as such activities do not materially interfere or conflict with the performance of his duties to the Company hereunder. The conduct of such activity shall not be deemed to materially interfere or conflict with Executive's performance of his duties until Executive has been notified in writing thereof and given a reasonable period in which to cure the same.

            (b) Other Duties. If elected, Executive agrees to serve as a member of the Senior Management Committee of HCC and of any of its subsidiaries and in one or more executive offices of any of HCC's subsidiaries, provided Executive is indemnified for serving in any and all such capacities in a manner acceptable to the Company and Executive. If elected, Executive agrees that he shall not be entitled to receive any compensation for serving as a director of HCC, or in any capacities of HCC's subsidiaries other than the compensation to be paid to Executive by the Company pursuant to this Agreement.

      3. Compensation and Related Matters.

            (a) Base Salary. Executive shall receive a base salary paid by the Company as follows: $250,000 for the year ending December 31, 2000; $275,000 for the year ending December 31, 2001; and $300,000 for the year ending December 31, 2002, payable in each calendar year in substantially equal monthly installments. For purposes of this Agreement, "Base Salary" shall mean the Executive's initial base salary or, if increased, then the increased base salary.

            (b) Bonus Payments. Executive shall be eligible to receive, in addition to the Base Salary, an annual cash and/or stock bonus payment in amount, which may be zero, to be determined at the sole discretion of the Compensation Committee.

            (c) Expenses. During the Basic Term, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Board for the Company's senior executive officers) in performing services hereunder, provided that Executive properly accounts therefor in accordance with Company policy.

            (d) Other Benefits. Executive shall be entitled to participate in or receive benefits under any compensation employee benefit plan or other arrangement made available by the

Company now or in the future to its senior executive officers, subject to and on a basis consistent with the terms, conditions, and overall administration of such plan or arrangement. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to Executive pursuant to Paragraph (a) of this Section. The Company shall not make any changes in any employee benefit plans or other arrangements in effect on the date hereof or subsequently in effect in which Executive currently or in the future participates (including, without limitation, each pension and retirement plan, supplemental pension and retirement plan, savings and profit sharing plan, stock or unit ownership plan, stock or unit purchase plan, stock or unit option plan, life insurance plan, medical insurance plan, disability plan, dental plan, health and accident plan, or any other similar plan or arrangement) that would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to substantially all executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to Executive as compared with any other executive of the Company.

            (e) Vacations. Executive shall be entitled to twenty (20) paid vacation days per year during the Basic Term. There shall be no carryover of unused vacation from year to year. For purposes of this Paragraph, weekends shall not count as vacation days, and Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

            (f) Perquisites. Executive shall be entitled to receive the perquisites and fringe benefits appertaining to an executive officer of HCC in accordance with any practice established by the Board.

            (g) Proration. Any payments or benefits payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire year, unless otherwise provided in the applicable plan or arrangement, shall be prorated in accordance with the number of days in such calendar year during which he is so employed. Notwithstanding the foregoing, any payments pursuant to Paragraph 4(c) or 4(d) this Agreement shall not be subject to proration.

      4.    Termination.

            (a)   Definitions.

                  (1)   "Cause" shall mean:

                        (i) Material dishonesty which is not the result of an inadvertent or innocent mistake of Executive with respect to the Company or any of its subsidiaries;

                        (ii) Willful misfeasance or nonfeasance of duty by Executive intended to injure or having the effect of injuring in some material fashion the reputation, business, or business relationships of the Company or any of its subsidiaries or any of their respective officers, directors, or employees;

                        (iii) Material violation by Executive of any material term of this Agreement;

                        (iv) Conviction of Executive of any felony, any crime involving moral turpitude or any crime other than a vehicular offense which could reflect in some material fashion unfavorably upon the Company or any of its subsidiaries.

      Executive may not be terminated for Cause unless and until there has been delivered to Executive written notice from the Board supplying the particulars of his acts or omissions that the Board believes constitute Cause, a reasonable period of time (not less than 30 days) has been given to Executive after such notice to either cure the same or to meet with the Board with his attorney if so desired by Executive, and following which the Board by action of not less than two-thirds of its members furnishes to Executive a written resolution specifying in detail its findings that Executive has been terminated for Cause as of the date set forth in the notice to Executive.

                  (2) A "Change of Control" shall be deemed to have occurred if:

                        (i) Any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the Company's then outstanding voting common stock; or

                        (ii) At any time during the period of three (3) consecutive years (not including any period prior to the date hereof), individuals who at the beginning of such period constituted the Board (and any new director whose election by the Board or whose nomination for election by the Company's shareholders were approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

                        (iii) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (a) in which a majority of the directors of the surviving entity were directors of the Company prior to such consolidation or merger, and (b) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being changed into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or

                        (iv) The shareholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

      Executive may not be terminated for Cause unless and until there has been delivered to Executive written notice from the Board supplying the particulars of his acts or omissions that the Board believes constitute Cause, a reasonable period of time (not less than 30 days) has been given to Executive after such notice to either cure the same or to meet with the Board with his attorney if so desired by Executive, and following which the Board by action of not less than two-thirds of its members furnishes to Executive a written resolution specifying in detail its findings that Executive has been terminated for Cause as of the date set forth in the notice to Executive.

                  (3) A "Disability" shall mean the absence of Executive from Executive's duties with the Company on a full-time basis for 180 consecutive days, or 180 days in a 365-day period, as a result of incapacity due to mental or physical illness which results in the Executive being unable to perform the essential functions of his position, with or without reasonable accommodation.

                  (4) A "Good Reason" shall mean any of the following (without Executive's express written consent):

                        (i) Following a change of control, a material alteration in the nature or status of Executive's title, duties or responsibilities, or the assignment of duties or responsibilities inconsistent with, Executive's status title, duties and responsibilities;

                        (ii) A failure by the Company to continue in effect any employee benefit plan in which Executive was participating, or the taking of any action by the Company that would adversely affect Executive's participation in, or materially reduce Executive's benefits under, any such employee benefit plan, unless such failure or such taking of any action adversely affects the senior members of corporate management of the Company generally;

                        (iii) A relocation of the Company's executive offices, or Executive's relocation to any place other than the executive offices, exceeding a distance of fifty (50) miles from the Company's current executive office located in Houston, Texas, except for reasonably required travel by Executive on the Company's business;

                        (iv) Any material breach by the Company of any provision of this Agreement; or

                        (v) Any failure by the Company to obtain the assumption and performance of this Agreement by any successor (by merger, consolidation, or otherwise) or assign of the Company.

However, Good Reason shall exist with respect to an above specified matter only if such matter is not corrected by the Company within thirty (30) days of its receipt of written notice of such matter from Executive and in no event shall a termination by Executive occurring more than ninety (90) days following the date of the event described above be a termination for Good Reason due to such event.

                  (5) "Termination Date" shall mean the date Executive is terminated for any reason pursuant to this Agreement.

                  (6) "Termination Following a Change of Control" shall mean failure of any successor/surviving company to adopt this Agreement.

            (b) Termination Without Cause or For Good Reason: Benefits. In the event there is a termination by the Company without Cause, or if Executive terminates for Good Reason within ninety (90) days after a Change of Control (a "Termination Event"), this Agreement shall terminate and Executive shall be entitled to the following severance benefits:

                  (1) For the remainder of the Basic Term after the Termination Date, Base Salary (as defined in Paragraph 3(a)), at the rate in effect immediately prior to the Termination Event, payable in a lump sum;

                  (2) If there is a Change of Control or if there is a Termination Event, any stock options ("Stock Awards") which Executive has received under this Agreement shall vest immediately and, if there is a Termination Event, all such Stock Awards shall be exercisable for ten (10) days from the date of such Termination Event or the remainder of their term, whichever is less;

                  (3) To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice, or contract or agreement of the Company and its affiliated companies for the period of time equal to the remainder of the Basic Term and through December 31, 2002 the Company, at its sole expense, shall continue to provide (through its own plan and/or individual policies) Executive (and Executive's dependents) with health benefits no less favorable than the group health plan benefits provided during such period to any senior executive officer of the Company or any affiliated company (to the extent any such coverage or benefits are taxable to Executive by reason of being provided under a self-insured health plan of the Company or an affiliate, the Company shall make Executive "whole" for the same on an after-tax basis), provided, however, such coverage shall be secondary to any group health plan coverage Executive (or his dependents) receive from another employer, (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits");

                  (4) If Executive receives any payments whether or not pursuant to this Agreement which are subject to an excise tax imposed under Section 4999 of the Internal

      Revenue Code of 1986, as amended, or any similar tax imposed under federal, state, or local law (collectively, "Excise Taxes"), the Company shall pay to Executive (on or before the date on which the Company is required to withhold such Excise Taxes), 1) an additional amount equal to all Excise Taxes then due and payable, and 2) the amount necessary to defray Executive's increased (federal, state, and local) tax liability arising due to payment of the amounts specified in this Subsections (4) of this Paragraph 4, which shall include any costs and expenses, including penalties and interest incurred by Executive in connection with any audit, proceedings, etc. related to the payment of such Excise Taxes or this payment. For purposes of calculating the amount payable to Executive under this Paragraph, the federal and state income tax rates used shall be the highest marginal federal and state rates applicable to ordinary income in Executive's state of residence, taking into account any federal income tax deductions or credits available to Executive for state income taxes. The Company shall cause its independent auditors to calculate such amount and provide Executive a copy of such calculation at least ten (10) days prior to the date specified above for payment of such amount. It is the intent of the Parties that this Subsection (4) shall place Executive in the same net after-tax position Executive would have been in had no payment been subject to an Excise Tax and, notwithstanding anything herein to the contrary, it shall be construed to effectuate said result;

                  (5) All accrued compensation and unreimbursed expenses through the Termination Date. Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the Termination Date; and

                  (6) Executive shall be free to accept other employment during such period, and there shall be no offset of any employment compensation earned by Executive in such other employment during such period against payments due Executive under this Paragraph (4), and there shall be no offset in any compensation received from such other employment against the Base Salary set forth above.

            (c) Termination In Event of Death: Benefits. If Executive's employment is terminated by reason of Executive's death during the Basic Term, this Agreement shall terminate without further obligation to Executive's legal representatives under this Agreement, other than for payment of all accrued compensation, unreimbursed expenses, the timely payment or provision of Other Benefits through the date of death. Such amounts shall be paid to Executive's estate or beneficiary, as applicable, in a lump sum in cash within ninety (90) days after the date of death. With respect to the provision of Other Benefits, the term Other Benefits as used in this Paragraph 4(c) shall include, without limitation, and Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company to the estates and beneficiaries of other executive level employees of the Company under such plans, programs, practices, and policies relating to death benefits, if any, as in effect with respect to other executives and their beneficiaries at any time during the 120-day period immediately preceding the date of death. Additionally, all Stock Awards shall be vested immediately and shall be exercisable for the greater of one year after the date of such vesting or the remaining term of such option.

            (d) Termination In Event of Disability: Benefits. If Executive's employment is terminated by reason of Executive's Disability during the Basic Term, this Agreement shall continue in full force for a period of one (1) year following such Disability. Following such one (1) year period, this Agreement shall continue in full force except that (a) the Base Salary shall be reduced by 50% and (b) Executive shall, not be entitled to any subsequent cash or stock bonuses. In addition, all outstanding Stock Awards shall vest immediately upon such termination due to Disability and shall be exercisable for the greater of one year after the date of such vesting or the remaining term of the option.

            (e) Voluntary Termination by Employee and Termination for Cause:
Benefits. Executive may terminate his employment with the Company without Good Reason by giving written notice of his intent and stating an effective Termination Date at least ninety (90) days after the date of such notice; provided, however, that the Company may accelerate such effective date by paying Executive through the proposed Termination Date and also vesting awards that would have vested but for this acceleration of the proposed Termination Date. Upon such a termination by Executive or upon termination for Cause by the Company, this Agreement shall terminate and the Company shall pay to Executive all accrued compensation, unreimbursed expenses and the Other Benefits through the Termination Date. Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the date of termination. In addition, all unvested stock options shall terminate and all vested options will terminate ten
(10) days after the Termination Date.

            (f) Director Positions. Executive agrees that upon termination of employment, for any reason, at the request of the Chairman of the Board, Executive will immediately tender his resignation from any and all Board positions held with the Company and/or any of its subsidiaries and affiliates.

      5. Non-Competition, Non-Solicitation, and Confidentiality. Executive recognizes and agrees that the benefit of not being employed at-will, is provided in consideration for, among other things, the agreements contained in this Section, as well as the Stock Awards granted to Executive pursuant to this Agreement. The Company agrees that while employed pursuant to this Agreement, Executive will be provided with confidential information of Company; specialized training on how to perform his duties; and contact with the Company's customers and potential customers.

            (a) Non-Competition During Employment. Executive agrees that during the Basic Term and the Consulting Period, he will not compete with the Company by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which the Company provides, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, etc., either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Company, provided, Executive shall not be prevented from owning no more than 2% of any Company whose stock is publicly traded.

            (b) Conflicts of Interest. Executive agrees that during the Basic Term and the Consulting Period, he will not engage, either directly or indirectly, in any activity (a "Conflict of Interest") which might adversely affect the Company or its affiliates, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business or accepting any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business, and that Executive will promptly inform the President of the Company as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to the Company any other facts of which Executive becomes aware which in Executive's good faith judgment could reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.

            (c) Non-Competition After Termination. Executive agrees that Executive shall not, at any time during the period of two (2) years after the later of termination of the Basic Term or the Consulting Period for any reason, within any of the markets in which the Company has sold products or services or formulated a plan to sell products or services into a market during the last twelve (12) months of Executive's employ or which the Company enters into within three (3) months thereafter, engage in or contribute Executive's knowledge to any work which is competitive with or similar to a product, process, apparatus, service, or development on which Executive worked or with respect to which Executive had access to Confidential Information while employed by the Company. Following the expiration of said two (2) year period, Executive shall continue to be obligated under the Confidential Information Paragraph of this Agreement not to use or to disclose Confidential Information of the Company so long as it shall not be publicly available. It is understood that the geographical area set forth in this covenant is divisible so that if this clause is invalid or unenforceable in an included geographic area, that area is severable and the clause remains in effect for the remaining included geographic areas in which the clause is valid.

            (d) Confidential Information. Executive further agrees that he will not, except as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or proprietary information of the Company, or authorize anyone else to do these things at any time either during or subsequent to his employment with the Company. This Section shall continue in full force and effect after termination of Executive's employment and after the termination of this Agreement. Executive's obligations under this Paragraph with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information and proprietary information of the Company include matters that Executive conceives or develops, as well as matters Executive learns from other employees of Company. Confidential Information is defined to include information: (1) disclosed to or known by the Executive as a consequence of or through his employment with the Company; (2) not generally known outside the Company; and (3) which relates to any aspect of the Company or its business, finances, operation plans, budgets, research, or strategic development. "Confidential Information" includes, but is not limited to the Company's trade secrets, proprietary information, financial documents, long range plans, customer lists, employer compensation, marketing strategy, data bases, costing data, computer software developed by the Company, investments made by the Company, and any information provided to the Company by a third party under restrictions against disclosure or use by the Company or others.

            (e) Return of Documents, Equipment, Etc. All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in Executive's custody or possession that have been obtained or prepared in the course of Executive's employment with the Company shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without Executive retaining any copies, upon notification of the termination of Executive's employment or at any other time requested by the Company. The Company shall have the right to retain, access, and inspect all property of Executive of any kind in the office, work area, and on the premises of the Company upon termination of Executive's employment and at any time during employment by the Company to ensure compliance with the terms of this Agreement.

            (f) Reaffirm Obligations. Upon termination of his employment with the Company, Executive, if requested by Company, shall reaffirm in writing Executive's recognition of the importance of maintaining the confidentiality of the Company's Confidential Information and proprietary information, and reaffirm any other obligations set forth in this Agreement.

            (g) Prior Disclosure. Executive represents and warrants that he has not used or disclosed any Confidential Information he may have obtained from Company prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.

            (h) Confidential Information of Prior Companies. Executive will not disclose or use during the period of his employment with the Company any proprietary or Confidential Information or Copyright Works which Executive may have acquired because of employment with an employer other than the Company or acquired from any other third party, whether such information is in Executive's memory or embodied in a writing or other physical form.

            (i) Breach. Executive agrees that any breach of Paragraphs .A.5(a) or (c) above cannot be remedied solely by money damages, and that in addition to any other remedies Company may have, Company is entitled to obtain injunctive relief against Executive. Nothing herein, however, shall be construed as limiting Company's right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement and/or any payments that may be due pursuant to this Agreement.

            (j) Right to Enter Agreement. Executive represents and covenants to Company that he has full power and authority to enter into this Agreement and that the execution of this Agreement will not breach or constitute a default of any other agreement or contract to which he is a party or by which he is bound.

            (k) Enforceability. The agreements contained in Section .A.5 are independent of the other agreements contained herein. Accordingly, failure of the Company to comply with any of its obligations outside of this Paragraph do not excuse Executive from complying with the agreements contained herein.

            (l) Survivability. The agreements contained in Paragraphs .A.5(c)-(d) shall survive the termination of this Agreement for any reason.

      6. Assignment. This Agreement cannot be assigned by Executive. The Company may assign this Agreement only to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company provided such successor expressly agrees in writing reasonably satisfactory to Executive to assume and perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession and assignment had taken place. Failure of the Company to obtain such written agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement.

      7. Binding Agreement. Executive understands that his obligations under this Agreement are binding upon Executive's heirs, successors, personal representatives, and legal representatives.

      8. Notices. All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, addressed as set forth below, or by delivering the same in person to such party, or by transmission by facsimile to the number set forth below (which shall not constitute notice). Notice deposited in the United States Mail, mailed in the manner described hereinabove, shall be effective upon deposit. Notice given in any other manner shall be effective only if and when received:

            If to Executive:              Edward H. Ellis, Jr.
                                          1826 Castlerock
                                          Houston, Texas 77090
                                          Fax: (281) 397-6440

            If to Company:                HCC Insurance Holdings, Inc.
                                          13403 Northwest Freeway
                                          Houston, Texas 77040
                                          Fax: (713) 462-2401


            with a copy (which shall      Arthur S. Berner, Esq.
            not constitute notice) to:    Haynes and Boone, LLP
                                          1000 Louisiana Street,
                                          Suite 4300
                                          Houston, Texas 77002-5012
                                          Fax: (713) 236-5652

      9. Waiver. No waiver by either party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

      10. Severability. If any provision of this Agreement is determined to be void, invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect.

      11. Arbitration. In the event any dispute arises out of Executive's employment with or by the Company, or separation/termination therefrom, which cannot be resolved by the Parties to this Agreement, such dispute shall be submitted to final and binding arbitration. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA"). If the Parties cannot agree on an arbitrator, a list of seven (7) arbitrators will be requested from AAA, and the arbitrator will be selected using alternate strikes with Executive striking first. The cost of the arbitration will be shared equally by Executive and Company ; provided, however, the Company shall promptly reimburse Executive for all costs and expenses incurred in connection with any dispute in an amount up to, but not exceeding 20 percent of Executive's base salary unless such termination was for Cause in which event Executive shall not be entitled to reimbursement unless and until it is determined he was terminated other than for Cause. Arbitration of such disputes is mandatory and in lieu of any and all civil causes of action and lawsuits either party may have against the other arising out of Executive's employment with Company, or separation therefrom. Such arbitration shall be held in Houston, Texas.

      12. Entire Agreement. The terms and provisions contained herein shall constitute the entire agreement between the parties with respect to Executive's employment with Company during the time period covered by this Agreement. This Agreement replaces and supersedes any and all existing Agreements entered into between Executive and the Company relating generally to the same subject matter, if any, and shall be binding upon Executive's heirs, executors, administrators, or other legal representatives or assigns.

      13. Modification of Agreement. This Agreement may not be changed or modified or released or discharged or abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by the Executive and an officer or other authorized executive of Company.

      14. Understand Agreement. Executive represents and warrants that he has read and understood each and every provision of this Agreement, and Executive understands that he has the right to obtain advice from legal counsel of choice, if necessary and desired, in order to interpret any and all provisions of this Agreement, and that Executive has freely and voluntarily entered into this Agreement.


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

      15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

      16. Jurisdiction and Venue. With respect to any litigation regarding this Agreement, Executive agrees to venue in the state or federal courts in Harris County, Texas, and agrees to waive and does hereby waive any defenses and/or arguments based upon improper venue and/or lack of personal jurisdiction. By entering into this Agreement, Executive agrees to personal jurisdiction in the state and federal courts in Harris County, Texas.

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

      IN WITNESS WHEREOF, the Parties have executed this Agreement in multiple copies, effective as of the date first written above.

EXECUTIVE                               COMPANY

                                        HCC INSURANCE HOLDINGS, INC.

/s/ Edward H. Ellis, Jr.                    /s/ Stephen L. Way
------------------------------------    By: ------------------------------------
EDWARD H. ELLIS, JR.                        STEPHEN L. WAY,
                                             Chief Executive Officer and
                                             Chairman of the Board

Dated:   4/24/00                        Dated:   5/1/00
      ------------------------------          ----------------------------------

                 [SIGNATURE PAGE TO ELLIS EMPLOYMENT AGREEMENT]


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